AZZ incorporated
Reports the Appointment of Tara D. Mackey as Chief Legal Officer and Corporate Secretary

Contact:	Dana Perry, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

May 8, 2014 - FORT WORTH, TX - AZZ incorporated (NYSE: AZZ) (“AZZ”) today announced that its Board of Directors has appointed Tara D. Mackey to serve as its Chief Legal Officer and Corporate Secretary. Ms. Mackey has served in a number of legal leadership roles with private and publicly traded companies, including Silverleaf Resorts, SuperMedia, and Flowserve. Prior to serving in such roles, Ms. Mackey was an attorney at Jackson Walker LLP.

Tom Ferguson, President and Chief Executive Officer of AZZ, said “as AZZ grows and expands, particularly internationally, it is important for us to continue to invest in human capital in the form of subject matter experts; look for ways to decrease external costs; and increase internal efficiencies by providing direct access to strong internal counsel. Ms. Mackey will manage AZZ’s legal, compliance, and corporate secretary functions, including: SEC and regulatory compliance; assist with future acquisitions; manage the corporate risk profile; serve as a strategic legal resource to all of our business units and corporate functions; and work closely with the Board of Directors.”

AZZ incorporated is a global provider of specialty electrical equipment and highly engineered services to the power generation, transmission, distribution, and industrial markets as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.